Exhibit 10.8

PROFESSIONAL SERVICES AGREEMENT

AS AMENDED AND RESTATED

This Professional Services Agreement, as amended and restated (the “Agreement”) is effective as of March 22, 2018, and is by and among World Technology Corp., a Nevada corporation (the “Company”), and World Global Network Corp., a Florida company with registered address at 600 Brickell Ave., Suite 1775, Miami, FL 33131 (“WGNC”).

This Agreement constitutes the entire agreement between the parties hereto pertaining to the position of Chief Technology Officer of the Company, and this Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and with Fabio Galdi individually.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Engagement. The Company hereby retains WGNC to perform executive management services, and WGNC hereby accepts such retention and agrees to do and perform executive management services upon the terms and conditions set forth herein. Fabio Galdi will be the designated individual for the term of this agreement

a.	Professional Services. WGNC shall designate Fabio Galdi as the individual of WGNC to have the title, duties and responsibilities of the Chief Technology Officer (“Executive”) of the Company. Executive shall serve as the Chief Technology Officer (CTO) of the Company during the term of this Agreement. Executive shall have such general executive powers and active management over the property, business, and affairs of the Company as is consistent with the offices of the CTO of a public company, all subject to the direction of the Company’s Board of Directors (the “Board”). Executive shall have the necessary authority to make any representation for or execute a contract on behalf of the Company.

b.	Other Business Activities. Executive will devote his time, attention and best efforts to the Company’s business. Notwithstanding the foregoing, Executive shall be entitled to engage in other consulting activities for the Executive’s own account, as Executive may elect from time to time during the term of this Agreement, including without limitation to charitable, community and other consulting or business activities, provided that such other activities do not materially interfere with the performance of the Executive’s duties, and provided that such activities do not violate Section 4 of this Agreement.

2.	Compensation.

a.	Base Fee. The Company shall pay to WGNC a base fee at an annual rate of One Hundred Fifty Thousand Dollars ($150,000). Such fee shall be paid in substantially equal installments on the first day of each month. WGNC’s base fee and incentive bonus shall be reviewed annually starting January 1, 2019.

b.	Incentive Bonus: The Company shall pay to WGNC a Seventy Five Thousand Dollar ($75,000) cash bonus if Executive meets certain performance-based criterion which is described in Exhibit A, attached hereto and incorporated herein.

c.	Expenses. The Company shall reimburse WGNC for all reasonable business-related expenses incurred by Executive in connection with his services to the Company, including entertainment, travel, meals, and lodging. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies to be provided to WGNC.

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3.	Term and Termination and Termination Payments.

a.	Term. The Agreement shall commence on the Effective Date (the “Commencement Date”), and continue for one year (Initial Term). After the Initial Term, the Agreement automatically renews month to month thereafter.

b.	Termination. For Cause. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "Cause" shall mean any of the following: (i) the conviction of a felony, or a crime involving dishonesty or moral turpitude; (ii) fraud, misappropriation or embezzlement; or (iii) willful failure or gross negligence in the performance of assigned duties, which failure or negligence continues for more than thirty (30) days following written notice of such failure or negligence.

c.	Obligations of Executive on Termination.

i.	Executive acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information as defined in this Agreement, copies of any of the foregoing, and any equipment furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of this Agreement.

ii.	Upon termination of this Agreement, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.

iii.	Executive acknowledges and agrees that Executive will comply with all of the surviving terms of this Agreement, specifically including, but not limited to, Sections 4 through 7 of this Agreement.

d.	Obligations of the Company on Termination.

i.	For Any Reason. Upon termination of this Agreement for any reason, the Company's obligations to WGNC under this Agreement shall include (a) the prorated payment of the base fee through the date of termination to the extent not paid by then; (b) the payment of earned and accrued bonus or incentive payments due to WGNC if any, at the time of termination under any bonus or incentive plans in which WGNC participated prior to termination; and (c) the payment of any reimbursable business expenses that were documented by WGNC prior to termination in accordance with the Company's policies as set forth in paragraph 2.e. of this Agreement and that were not reimbursed by the Company at the time of the termination of this Agreement.

ii.	Without Cause. If this Agreement is terminated by the Company without Cause, this Agreement shall terminate and the Company shall pay to WGNC a penalty fee equal to two months base fees.

iii.	For Cause. If this Agreement is terminated for Cause, this Agreement shall terminate and the Company will have no further obligation to WGNC or the Executive.

e.	Termination by either Party. Either Party may terminate this Agreement for any reason upon thirty (30) days prior written notice.

f.	Termination Payments. In the event of any termination of this Agreement pursuant to Section 3.b. hereof, then the Company shall have no further payment obligations.

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4.	Agreement Not to Compete.

a.	WGNC agrees not to compete with the Company in the operation of the Business which is defined as developing, marketing and/or selling/licensing products and services that meet with the regulatory requirements for the wellness, medical device and health care industry.

b.	For the purposes of this Agreement, the “Non-Competition Period” shall mean a period of two (2) years following the termination of this Agreement.

5.	Non-Solicitation. During the Non-Solicitation Period (as hereinafter defined), WGNC shall not in any manner solicit or hire any employees or consultants of the Company, or any Company Affiliate, which shall include employees or consultants: (i) with continuing contracts with the Company or a Company Affiliate; (ii) retained, employed or engaged by the Company or a Company Affiliate but without continuing contracts; or (iii) whose contracts expire or otherwise terminate for any reason preceding or following the first day of the Non-Solicitation Period. During the Non-Solicitation Period, WGNC will not influence or attempt to influence any customers or suppliers of the Company, or other third parties doing business with of the Company, to divert their business to any individual or entity then in competition with the Company. During the Non-Solicitation Period, WGNC will not disrupt, damage, impair, or interfere with the business of the Company in any way. WGNC further agrees not to make any negative or disparaging statements about the Company, its affiliates, employees or representatives to any third party. For the purposes of this Agreement, the “Non-Solicitation Period” shall mean a period of two (2) years following the termination of this Agreement.

6.	Confidential Information. WGNC acknowledges and agrees that this Agreement is conditioned upon Executive’s execution of a separate Confidentiality Agreement in the form attached to this Agreement as Exhibit B (the “Confidentiality Agreement”) which prohibits the unauthorized use or disclosure of Company’s confidential information. WGNC agrees that it and its officers and employees will comply with the provisions of that Confidentiality Agreement. WGNC further agrees that Company may change or amend its Confidentiality Agreement from time to time in its discretion. WGNC agrees to sign any amended Confidentiality Agreement(s) which may be issued by Company from time to time.

7.	Covenant to Report; Ownership of Trade Secrets and other Intellectual Property.

a.	All written materials, records and documents made by the Executive or coming into his possession during the term of this Agreement concerning the business or affairs of the Company shall be the sole property of the Company; and, upon the termination of this Agreement or upon the request of the Company, the Executive shall promptly deliver the same to the Company.

b.	Executive agrees that any trade secret, invention, improvement, patent, patent application, or writing, and any program, system, or novel technique, whether or not capable of being trademarked, copyrighted or patented), obtained by Executive during the term of this Agreement, and relating to the business, property, methods or customers of the Company, shall be and become the property of the Company, and Executive hereby transfers and assigns to the Company any rights he may have or acquire in any of the foregoing. Executive agrees to give the Company prompt written notice of his acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique and to execute such instruments or transfer, assignment, conveyance, or confirmation and such other documents and to do all appropriate lawful acts as may be requested by the Company to transfer, assign, confirm, and perfect in the Company all legally protectable rights in such trade secret, invention, improvement, patent, patent application, writing, program, system, or novel technique.

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8.	INDEPENDENT CONTRACTOR RELATIONSHIP. WGNC’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, venture or employment relationship. WGNC is solely responsible for filing on a timely basis all tax returns and payments required to be made with any federal, state, or local tax authority with regard to the performance of services and receipt of fees under this Agreement. WGNC is solely responsible for, and must maintain adequate records of expenses incurred and fees received in the course of performing services under this Agreement. The Company will report all amounts paid to WGNC to applicable federal, state, and local tax agencies, among others, as required by law, including, but not limited to the Internal Revenue Service.

9.	Arbitration:

a.	Arbitrable Claims. To the fullest extent permitted by law, WGNC and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, and any disputes upon termination of this Agreement, including but not limited to breach of contract, tort, discrimination, harassment, and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. WGNC and Company agree to settle by final and binding arbitration all such Arbitrable Claims that Company may have against WGNC or that WGNC may have against Company or against any of its related entities, or against any then current or former officer, director, employee or agent of Company, in their capacity as such or otherwise. If this arbitration provision is held to be void or unenforceable with respect to a particular claim or class of claims, that fact shall not affect the validity or enforceability of the arbitration provisions with respect to any other claim or class of claims. WGNC AND COMPANY ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, WGNC AND COMPANY HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHER THAN LITIGATE THEM IN A JUDICIAL FORUM AND THAT WGNC AND COMPANY ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

b.	Procedure. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Florida, United States. The language to be used in the arbitration shall be English. The governing law of the contract shall be the substantive law of Florida, United States. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement but shall have the authority to order injunctive and/or other equitable relief. A judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Either WGNC or Company may bring an action in any court of competent jurisdiction, if necessary, to compel arbitration under this arbitration provision, to obtain preliminary relief in support of claims to be prosecuted in arbitration or to enforce an arbitration award.

10.	No Assignment. WGNC may not assign any rights or delegate any responsibilities hereunder without the prior written consent of the Company.

11.	Waiver or Modification. No provision of this Agreement may be modified, amended, or waived unless in writing and signed by WGNC and Company. A waiver of any one provision shall not be deemed to be a waiver of any other provision.

12.	Survival. It is the express intention and agreement of the parties hereto that the provisions of this Agreement that are intended to survive the termination of this Agreement shall survive.

13.	Severability. Should any provision of this Agreement be held invalid, void, or unenforceable for any reason, such adjudication shall in no way affect any other provision of this Agreement or the validity or enforcement of the remainder of the Agreement and the provision affected shall be curtailed only to the extent necessary to bring it within the applicable requirements of the law.

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14.	Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida.

15.	Entire Agreement. This Agreement and the Confidentiality Agreement which Executive will be required to sign constitute the complete understanding between WGNC and Company. All prior representations, agreements, arrangements and understandings between or among WGNC and representatives of Company, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement.

16.	This Agreement may be executed via facsimile or e-mail in counterparts, and each facsimile or e-mail counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement by their duly authorized representatives on the dates set forth below.

World Technology Corp.		World Global Network Corp.

By:	/s/ Sean McVeigh	By:	/s/ Fabio Galdi

Name:	Sean McVeigh	Name:	Fabio Galdi

Title:	Chief Executive Officer	Title:	President

Date:	05/14/18	Date:	5/14/18

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EXHIBIT A

SECT. 2(b)

CASH INCENTIVE BONUS

WGNC may be paid a Seventy Five Thousand Dollar ($75,000) cash bonus upon specific performance based targets set by the Chief Executive Officer (the “Targets”); the Targets will be reviewed and finalized by the Board within 15 days after the Targets have been set by the CEO.

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